Exhibit 99.1

Green Mountain Coffee Roasters Reports Third Quarter Fiscal Year 2013 Results

Delivers GAAP EPS of $0.76 and Non-GAAP EPS of $0.82 Representing Growth of 65% and 58%, Respectively, Over the Prior Year Period; Raises Fiscal Year 2013 Earnings Outlook to Reflect Growth of 37% to 39% Over Prior Year

WATERBURY, Vt.--(BUSINESS WIRE)--August 7, 2013--Green Mountain Coffee Roasters, Inc., (GMCR) (NASDAQ: GMCR), a leader in specialty coffee and coffee makers with its innovative Keurig® brewing technology, today announced its third quarter fiscal year 2013 results for the 13 weeks and 39 weeks ended June 29, 2013.

Third Quarter 2013 Performance Highlights

  Revenue increases 11% over the prior year period with U.S. revenue up 14%
  GAAP EPS of $0.76 and non-GAAP EPS of $0.82 represent growth of 65% and 58%, respectively, over the prior year period
  Gross margin increases 720 basis points to 42.1% from 34.9% in the prior year period
  Free cash flow of $126 million in the quarter, $582 million for the first nine months of fiscal year 2013

“We continue to drive leverage in our business and were very pleased to deliver earnings per share growth in the quarter that exceeded our revenue growth by more than five-fold,” said Brian P. Kelley, GMCR’s President and CEO. “Free cash flow generation was also strong, bringing our fiscal year-to-date total to $582 million.”

“Our total revenue growth of 11% was at the low end of our expectations, driven primarily by a sales decline in Canada. Importantly, our U.S. business is very healthy, growing 14% in the period,” continued Kelley. “Ongoing consumer adoption and continued use of installed Keurig® brewers drove 21% unit growth of our Keurig Brewed® portion pack business during our third fiscal quarter.”

($ in millions except earnings per share)	Thirteen weeks ended			Thirty-nine weeks ended
	June 29, 2013	June 23, 2012	% Increase	June 29, 2013	June 23, 2012	% Increase
Net sales	$967.1	$869.2	11%	$3,310.9	$2,912.5	14%
Operating income:
GAAP	$193.3	$129.7	49%	$587.9	$425.2	38%
Non-GAAP	$205.7	$144.2	43%	$624.9	$464.5	35%
Net income:
GAAP	$116.3	$73.3	59%	$356.3	$270.7	32%
Non-GAAP	$124.7	$82.9	50%	$381.6	$280.6	36%
Diluted income per share:
GAAP	$0.76	$0.46	65%	$2.33	$1.70	37%
Non-GAAP	$0.82	$0.52	58%	$2.50	$1.76	42%

Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.

Third Quarter 2013 Financial Review

Net Sales by Product
($ in millions)	Thirteen weeks ended
	June 29, 2013	June 23, 2012	$ Increase (Decrease)	% Increase (Decrease)
Single serve packs	$751.7	$638.0	$113.7	18%
Brewers and accessories	133.1	139.1	(6.0)	(4)%
Subtotal	884.8	777.1	107.7	14%
Other products and royalties	82.3	92.1	(9.8)	(11)%
Total net sales	$967.1	$869.2	$97.9	11%

  As shown in the table above, approximately 91% of consolidated third quarter fiscal year 2013 net sales were sales of Keurig® Single Cup Brewers, single serve packs, and Keurig®-related accessories, with the remainder of net sales consisting primarily of bagged coffee, fractional packs and the Canadian office coffee services business.

Single Serve Packs

  The 18% increase in single serve pack revenue over the prior year period was driven by a 21 percentage point increase in unit volume offset by a 2 percentage point decrease due to net price realization and a 1 percentage point decrease due to single serve pack product mix.

Brewers and Accessories

  For the quarter, 1.50 million Keurig® system brewers were sold.
    Of the total, GMCR sold 1.38 million Keurig® Single Cup Brewers. This number does not account for consumer returns.
    GMCR’s licensed brewer partners reported 118,000 brewers sold during the period.
  According to Company estimates, which include NPD data and retail customer reported information, the number of Keurig® system brewers purchased by U.S. consumers through retail and consumer direct channels, increased by 6% in the third fiscal quarter over the prior year period and increased 8% year-to-date.

Other Products and Royalties

  Revenues of other products and royalties declined 11% year-over-year primarily due to the continuing demand shift from traditional coffee package formats to single serve packs.

Regionally

  Sales from the U.S. (domestic) segment totaled $822.6 million in the third fiscal quarter, representing 85% of total sales for the period.
  U.S. business segment revenue grew by 14% driven by a 21% unit growth in single serve packs.
  Canada business segment revenue declined 3% primarily as a result of a 21% decrease in brewer and accessory revenue.

  In the third quarter of fiscal year 2013, gross margin improved 720 basis points to 42.1% from 34.9% in the prior year period. The following table quantifies the changes in gross margin period to period:

Change from Q3 2012 to Q3 2013
Favorable green coffee costs	+370 bps
Lower labor and overhead manufacturing costs	+130 bps
Net price realization primarily associated with single serve packs	-120 bps
Lower sales returns primarily related to Keurig® Single Cup Brewers	+100 bps
Shift in sales mix between Keurig® Single Cup Brewers and single serve packs	+90 bps
Change in estimate for a charge related to a non-coffee purchase commitment	+80 bps
Other items	+70 bps

  GAAP operating income of 20.0% of net sales in the third quarter of fiscal year 2013 increased from 14.9% in the prior year period.
  Primarily due to the exclusion of the amortization of identifiable intangibles in both periods, non-GAAP operating income was 21.3% of net sales in the third quarter of fiscal year 2013 compared to 16.6% in the prior year period.
  The Company’s effective income tax rate was 36.6% for the third quarter of fiscal year 2013 as compared to 39.6% for the prior year period. GMCR expects its fiscal year 2013 annual effective tax rate to be approximately 37%.
  Diluted weighted average shares outstanding as of the end of the third quarter of fiscal year 2013 decreased to 152.9 million from 159.3 million in the prior year period in part as a result of shares repurchased over the first nine months under the Company’s previously announced share repurchase program. As of the end of the third quarter fiscal year 2013, there was $298 million remaining of the Company’s originally authorized $500 million share repurchase program.

Balance Sheet & Cash Flow Highlights

($ in millions)	June 29, 2013	June 23, 2012	% Change
Cash and cash equivalents, including restricted cash	$352.9	$149.1	137%
Accounts receivables, net	$333.6	$265.9	25%
Inventories	$586.3	$667.0	(12)%
Raw materials & supplies	$177.9	$243.0	(27)%
Coffee	$101.7	$153.0	(34)%
Packaging & other raw materials	$76.2	$90.0	(15)%
Finished goods	$408.4	$424.0	(4)%
Brewers & accessories	$251.1	$301.5	(17)%
Single serve packs	$128.5	$95.6	34%
Other	$28.8	$26.9	7%
Debt outstanding and capital lease and financing obligations	$317.3	$409.1	(22)%
Thirty-nine weeks net cash provided by operating activities	$772.2	$488.2	58%
Thirty-nine weeks free cash flow (1)	$581.8	$182.7	218%

(1) Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited statement of cash flows.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fourth Quarter and Fiscal Year 2013

Please note that the Company's fourth quarter and fiscal year 2012 included an additional week (53rd week). This unique calendar shift last occurred in fiscal year 2006 and is not scheduled to occur again until fiscal year 2017. The 53rd week added approximately $90.0 million in net sales; approximately $11.0 million (net of income taxes of $5.8 million) in net income; and, approximately $0.07 in diluted earnings per share in the fourth quarter and fiscal year 2012.

The Company provided its outlook for its fourth quarter of fiscal year 2013, which excludes the impact of the 53rd week, as follows:

  Net sales growth in the range of 11% to 15% over the fourth quarter of fiscal year 2012.
  Non-GAAP earnings per diluted share in a range of $0.69 to $0.74, an increase of 21% to 30% over the prior year period (excluding the amortization of identifiable intangibles related to the Company’s acquisitions; and, legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation).

The Company revised its outlook for its fiscal year 2013, which excludes the impact of the 53rd week, as follows:

  Net sales growth in the range of 13% to 14% over fiscal year 2012.
  Non-GAAP earnings per diluted share of $3.19 to $3.24, representing a growth rate of 37% to 39% over the $2.33 earnings per diluted share in fiscal year 2012 (excluding the amortization of identifiable intangibles related to the Company’s acquisitions; any acquisition-related transaction expenses; and legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation).
  Free cash flow in the range of $350 million to $425 million up from $76 million in fiscal year 2012.
  Capital investment in the range of $275 million to $325 million versus $401 million in fiscal year 2012.
  Over the long term, the Company expects double digit annual revenue growth, and annual earnings growth in the mid-teens.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude any gain from sale of the Filterfresh U.S.-based coffee services business; legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation; and non-cash acquisition-related items such as amortization of identifiable intangibles, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation” table that accompanies this document for a full reconciliation the Company’s GAAP to non-GAAP results.

Conference Call and Webcast

Green Mountain Coffee Roasters, Inc. will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, August 7, 2013. The call, along with accompanying slides, is accessible via live webcast from the events section of the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, passcode 8261198 from 9:00 p.m. ET on August 7, 2013 through 9:00 p.m. ET on Monday, August 12, 2013.

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig® Single Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by investing in sustainably-grown coffee, and donating a portion of its pre-tax profits to social and environmental projects.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.GMCR.com, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-Looking Statements

Certain information contained in this filing, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements”. Generally, these statements may be identified by the use of words such as “may,” “will,” “would,” “expect,” “should,” “anticipate,” “estimate,” “believe,” “forecast,” “intend,” “plan” and similar expressions intended to identify forward-looking statements. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the ability to maximize or successfully assert our intellectual property rights, the success of introducing and producing new product offerings, ability to attract and retain senior management, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, organizational efficiencies, and the impact of the inquiry initiated by the SEC and any related litigation or additional governmental inquiry or enforcement proceedings.

These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, successful execution of internal changes to the organizational and leadership structures, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber-attacks, and other risks described in our filings with the SEC.

Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

GMCR-C

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	June 29, 2013	September 29, 2012
Assets
Current assets:
Cash and cash equivalents	$352,205	$58,289
Restricted cash and cash equivalents	713	12,884
Receivables, less uncollectible accounts and return allowances of $27,649 and $34,517 at June 29, 2013 and September 29, 2012, respectively	333,593	363,771
Inventories	586,263	768,437
Income taxes receivable	2,157	32,943
Other current assets	70,410	35,019
Deferred income taxes, net	51,628	51,613
Total current assets	1,396,969	1,322,956

Fixed assets, net	973,246	944,296
Intangibles, net	439,035	498,352
Goodwill	779,639	808,076
Deferred income taxes, net	272	—
Other long-term assets	34,222	42,109

Total assets	$3,623,383	$3,615,789

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$9,789	$6,691
Current portion of capital lease and financing obligations	3,380	3,057
Accounts payable	227,036	279,577
Accrued compensation costs	73,431	38,458
Accrued expenses	145,999	132,992
Income tax payable	—	29,322
Deferred income taxes, net	229	245
Other current liabilities	12,960	29,645
Total current liabilities	472,824	519,987

Long-term debt, less current portion	228,296	466,984
Capital lease and financing obligations, less current portion	75,801	54,794
Deferred income taxes, net	271,765	270,348
Other long-term liabilities	23,858	32,544

Commitments and contingencies

Redeemable noncontrolling interests	10,238	9,904

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 500,000,000 shares; Issued and outstanding - 150,526,269 and 152,680,855 shares at June 29, 2013 and September 29, 2012, respectively	15,053	15,268
Additional paid-in capital	1,430,104	1,464,560
Retained earnings	1,126,164	771,200
Accumulated other comprehensive (loss) income	(30,720)	10,200
Total stockholders’ equity	2,540,601	2,261,228

Total liabilities and stockholders’ equity	$3,623,383	$3,615,789

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirteen weeks ended		Thirty-nine weeks ended
	June 29, 2013	June 23, 2012	June 29, 2013	June 23, 2012
Net sales	$967,072	$869,194	$3,310,923	$2,912,462
Cost of sales	559,454	565,883	2,068,996	1,959,509
Gross profit	407,618	303,311	1,241,927	952,953

Selling and operating expenses	136,742	117,982	433,368	370,445
General and administrative expenses	77,532	55,601	220,670	157,349
Operating income	193,344	129,728	587,889	425,159

Other income, net	237	229	652	1,589
Gain (loss) on financial instruments, net	4,419	3,032	8,994	(214)
(Loss) gain on foreign currency, net	(10,391)	(5,068)	(19,185)	1,231
Gain on sale of subsidiary	—	—	—	26,311
Interest expense	(3,937)	(6,157)	(13,481)	(18,662)
Income before income taxes	183,672	121,764	564,869	435,414

Income tax expense	(67,226)	(48,244)	(207,907)	(163,949)
Net income	116,446	73,520	$356,962	$271,465

Net income attributable to noncontrolling interests	174	224	686	724

Net income attributable to GMCR	$116,272	$73,296	$356,276	$270,741

Basic income per share:
Basic weighted average shares outstanding	149,825,581	155,459,690	149,307,144	155,071,117
Net income per common share - basic	$0.78	$0.47	$2.39	$1.75

Diluted income per share:
Diluted weighted average shares outstanding	152,869,392	159,299,578	152,647,767	159,364,440
Net income per common share - diluted	$0.76	$0.46	$2.33	$1.70

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Thirty-nine	Thirty-nine
	weeks ended	weeks ended
	June 29, 2013	June 23, 2012
Cash flows from operating activities:
Net income	$356,962	$271,465
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	137,734	89,221
Amortization of intangibles	34,234	34,496
Amortization of deferred financing fees	4,538	4,538
Unrealized loss (gain) on foreign currency, net	15,555	(535)
Loss on disposal of fixed assets	222	2,103
Gain on sale of subsidiary, excluding transaction costs	—	(28,914)
Provision for doubtful accounts	68	2,084
Provision for sales returns	59,209	83,170
(Gain) loss on derivatives, net	(7,872)	112
Excess tax benefits from equity-based compensation plans	(47,845)	(12,449)
Deferred income taxes	8,794	13,198
Deferred compensation and stock compensation	21,393	13,811
Other	881	4
Changes in assets and liabilities:
Receivables	(32,732)	(37,895)
Inventories	175,532	6,464
Income tax receivable/payable, net	48,905	91,032
Other current assets	(34,634)	4,014
Other long-term assets, net	3,311	(608)
Accounts payable, accrued expenses and accrued compensation costs	39,082	(48,813)
Other current liabilities	(2,469)	(3,909)
Other long-term liabilities	(8,633)	5,593
Net cash provided by operating activities	772,235	488,182

Cash flows from investing activities:
Change in restricted cash	2,852	(461)
Proceeds from sale of subsidiary, net of cash transferred	—	137,733
Capital expenditures for fixed assets	(190,388)	(305,532)
Other investing activities	501	580
Net cash used in investing activities	(187,035)	(167,680)

Cash flows from financing activities:
Net change in revolving line of credit	(226,210)	(208,678)
Proceeds from issuance of common stock under compensation plans	21,764	8,392
Repurchase of common stock	(125,681)	—
Excess tax benefits from equity-based compensation plans	47,845	12,449
Payments on capital lease and financing obligations	(2,596)	(4,255)
Repayment of long-term debt	(6,640)	(6,231)
Other financing activities	(1,006)	(513)
Net cash used in financing activities	(292,524)	(198,836)

Change in cash balances included in current assets held for sale	—	5,160

Effect of exchange rate changes on cash and cash equivalents	1,240	(827)

Net increase in cash and cash equivalents	293,916	125,999
Cash and cash equivalents at beginning of period	58,289	12,989
Cash and cash equivalents at end of period	$352,205	$138,988

Supplemental disclosures of cash flow information:
Fixed asset purchases included in accounts payable and not disbursed at the end of each period	$17,998	$34,293
Noncash investing and financing activities:
Fixed assets acquired under capital lease and financing obligations	$23,461	$44,174
Settlement of acquisition related liabilities through release of restricted cash	$9,227	$18,788

GREEN MOUNTAIN COFFEE ROASTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

		Thirteen weeks ended
		June 29, 2013		June 23, 2012
	Operating income	$193,344		$129,728
	Expenses related to SEC inquiry (1)	1,036		2,996
	Amortization of identifiable intangibles (2)	11,295		11,475
	Non-GAAP operating income	$205,675		$144,199

		Thirteen weeks ended
		June 29, 2013		June 23, 2012
	Net income attributable to GMCR	$116,272		$73,296
	After tax:
	Expenses related to SEC inquiry (1)	657		1,759
	Amortization of identifiable intangibles (2)	7,746		7,876
	Non-GAAP net income attributable to GMCR	$124,675		$82,931

		Thirteen weeks ended
		June 29, 2013		June 23, 2012
	Diluted income per share	$0.76		$0.46
	After tax:
	Expenses related to SEC inquiry (1)	—		0.01
	Amortization of identifiable intangibles (2)	0.05		0.05
	Non-GAAP net income per share	$0.82	*	$0.52

	* Does not sum due to rounding.
(1)	Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.
(2)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

		Thirty-nine weeks ended
		June 29, 2013		June 23, 2012
	Operating income	$587,889		$425,159
	Expenses related to SEC inquiry (1)	2,799		4,811
	Amortization of identifiable intangibles (2)	34,234		34,496
	Non-GAAP operating income	$624,922		$464,466

		Thirty-nine weeks ended
		June 29, 2013		June 23, 2012
	Net income attributable to GMCR	$356,276		$270,741
	After tax:
	Expenses related to SEC inquiry (1)	1,773		2,889
	Amortization of identifiable intangibles (2)	23,523		23,658
	Gain on sale of subsidiary (3)	—		(16,685)
	Non-GAAP net income attributable to GMCR	$381,572		$280,603

		Thirty-nine weeks ended
		June 29, 2013		June 23, 2012
	Diluted income per share	$2.33		$1.70
	After tax:
	Expenses related to SEC inquiry (1)	0.01		0.02
	Amortization of identifiable intangibles (2)	0.15		0.15
	Gain on sale of subsidiary (3)	—		(0.10)
	Non-GAAP net income per share	$2.50	*	$1.76	*

	* Does not sum due to rounding.
(1)	Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.
(2)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(3)	Represents the gain on the sale of Filterfresh, net of income taxes of $9.6 million.

CONTACT:
Green Mountain Coffee Roasters, Inc.
Suzanne DuLong, 802-488-2600
Investor.Services@GMCR.com
or
Katie Gilroy, 781-205-7345
Investor.Services@GMCR.com